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                                                                   EXHIBIT 10.53

April 29, 1992


Dr. Sam Ronel
President
Interferon Sciences, Inc.
783 Jersey Avenue
New Brunswick, NJ 08901

Dear Dr. Ronel:

This letter is to confirm and summarize the agreement under which Strategic Growth International, Inc. ("SGI") will serve as Investor Relations Consultant to Interferon Sciences, Inc. (the "Company").

DUTIES:

As Investor Relations Consultant, we will:

         a.) Consult with the management of the Company on Investor Relations aspects of shareholder communications, including how to arrange and conduct meetings with the professional investment community and investor groups; how to communicate the corporate message to specified audiences, and how to enhance relations with security analysts and the financial press.

         b.) Help develop and implement a comprehensive Investor Relations program. Each plan will be designed to achieve results-oriented qualified goals and objectives.

         c.) Provide professional staff services as may be reasonably required to help carry out its programs and objectives.

The scope of SGI's services shall not include any activities related to or regarding the raising of funds. Any funds raised as a result of an introduction by SGI shall entitle SGI to a finders fee pursuant to a separate agreement.

SERVICE FEES:

The Company will pay AGI a monthly retainer fee of $5,000 per month for a contract period of 12 months, for services under this agreement.

In addition, the Company will issue 125,000 options to SGI on its common stock, upon execution of the contract. The options will be exercisable at $5.00.

Such options will be of a three year duration and will have piggyback registration rights, with respect to shares underlying the options for a period of one year commencing after the completion of the Company's currently contemplated private placement, and demand registration rights thereafter, and will be subject to antidillution provisions in the event of, stock splits, stock dividends, mergers and recapitalizations.

OUT OF POCKET EXPENSES:

The Company will reimburse SGI for all reasonable out of pocket disbursements, including travel expenses, made in the performance of its duties under this agreement. Items, such as luncheons with the professional investment community, graphic design and printing, postage,
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Dr. Sam Ronel
April 29, 1992
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long distance telephone calls, etc., will be billed as incurred.  Out of pocket expenses in excess of $250 must be preapproved by the Company.

RECORDS AND RECORD KEEPING:

SGI will maintain accurate records of all out of pocket expenditures incurred on behalf of the Company. Authorization for projects and operating activities will be obtained in advance before commitments are made.

TERMS OF PAYMENT:

Billings will be done monthly for the coming month. Expenses and charges will be included in the following month's bill.

Payment is due within thirty (30) days upon receipt of invoice.

LIABILITY:

The Company agrees to indemnify and hold harmless from and against any and all losses, claims, damages, expenses or liabilities which SGI may incur based upon information, representations, reports or data furnished by the Company to the extent that such material is furnished, prepared or approved by the Company for use by SGI.

TERMS OF AGREEMENT:

This agreement is to extend from May 1, 1992 for one year. The Company shall have the right after six months to terminate the agreement, by providing SGI with written notice by October 15, 1992. Such termination shall result in the cancellation of 62,500 of the options previously granted to SGI. The Company will pay SGI a fee of $15,000 upon such termination notice.

This agreement shall be governed under and subject to the jurisdiction of the internal laws of New York State.

Please confirm agreement to the above by endorsing all three (3) copies and returning two (2) copies to SGI.

AGREED AND ACCEPTED BY:

Interferon Sciences, Inc.

By: Sam Ronel